PRESS RELEASE

                              FOR IMMEDIATE RELEASE
                              Contact:   Brian Meilton/Stock Information Center
                              Telephone: (918) 287-2919

                           OSAGE BANCSHARES ANNOUNCES
                  COMMENCEMENT OF SYNDICATED COMMUNITY OFFERING

     Pawhuska, Oklahoma, December 21, 2006 - Osage Bancshares, Inc. (the "Company"), the proposed stock holding company for Osage Federal Bank (the "Bank"), today announced the termination of its community offering and the commencement of a syndicated community offering in connection with the Bank's conversion from the mutual holding company form of organization to a fully-publicly owned stock holding company structure (the "second-step conversion"). An aggregate of $7.9 million in common stock was sold in the subscription and community offerings. All orders from the subscription and community offerings will be maintained at the Bank with interest until completion of the offering.

     The syndicated community offering will be conducted through a syndicate of broker-dealers managed by Keefe Bruyette & Woods, Inc. Neither Keefe Bruyette & Woods, Inc. nor any other member of the syndicate will be required to purchase shares in the syndicated community offering. In order to consummate the second-step conversion, the Company must sell a minimum of 2,136,798 shares at $10 per share. The Company's current intention is to accept orders in the syndicated community offering in an amount sufficient to close at up to the midpoint of the offering range (2,513,880 shares).

     The syndicated community offering is being conducted pursuant to the Plan of Conversion and Reorganization (the "Plan"), and the other terms and conditions outlined in the Company's prospectus, dated November 9, 2006, as supplemented by the prospectus supplement dated December 14, 2006. The date by which orders must be received in the syndicated community offering will be set by us; but if the syndicated community offering is extended beyond January 26, 2007, each purchaser will have the opportunity to maintain, modify or rescind his or her order. Completion of the second-step conversion and related stock offering remains subject to confirmation of the Company's independent appraisal and receipt of final regulatory approvals.

     The Company also announced that the Plan had been approved by the members of Osage Federal MHC and the shareholders of Osage Federal Financial, Inc. at their respective special meetings held on December 18, 2006.

     This press release contains certain forward-looking statements about the proposed stock issuance by the Company. These include statements regarding the proposed timing of the offering. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected

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results include, among other detailed in the prospectus,  delays in consummating the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Bank and changes in the securities markets.

     This is neither an offer to sell nor a solicitation of an offer to buy the common stock. The offering is made only by the prospectus and prospectus supplement of Osage Bancshares, Inc. Copies of the prospectus, prospectus supplement and order forms may be obtained free of charge from the Stock Information Center located at 239 East Main Street, Pawhuska, Oklahoma 74056 or by calling (918) 287-2919.

     INVESTORS ARE URGED TO READ THE PROSPECTUS, PROSPECTUS SUPPLEMENT AND OTHER DOCUMENTS FILED BY OSAGE BANCSHARES, INC. WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THESE DOCUMENTS MAY BE OBTAINED FREE OF CHARGE AT THE SEC'S WEBSITE WWW.SEC.GOV OR FROM THE STOCK INFORMATION CENTER.